                                                                    EXHIBIT 11.1

                        STATEMENT REGARDING COMPUTATION
                                       OF
                               PER SHARE EARNINGS

                                                          NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                          -----------------------------  --------------------
                            1994      1995      1996       1996       1997
                          --------- --------- ---------  ---------  ---------
Net income (loss)
 available to common
 stockholders............  $193,102  $221,437 $(423,006)  $226,464  $(682,654)
                          ========= ========= =========  =========  =========
Weighted average shares
 outstanding............. 4,275,000 4,275,000 4,275,000  4,275,000  4,275,000
Assumed issuance of
 shares using the
 treasury stock method to
 recognize securities
 issuable at prices below
 the assumed public
 offering price:
  Options................    47,091    47,091    47,091     47,091     47,091
  Series A convertible
   preferred stock.......   323,760   323,760   323,760    323,760    323,760
                          --------- --------- ---------  ---------  ---------
Shares used in per share
 calculation............. 4,645,851 4,645,851 4,645,851  4,645,851  4,645,851
                          ========= ========= =========  =========  =========
Net income (loss) per
 common share............     $0.04     $0.05    $(0.09)    $(0.05)    $(0.15)
                          ========= ========= =========  =========  =========
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